Exhibit 10.1

Consultant Agreement

Consultant Agreement, made as of February 16, 2009, between MDwerks, Inc. (the “Corporation”), Vandam Consulting Services, Inc, (the “Consultant”) and Howard B. Katz (“Katz”).

Whereas, Katz intends to resign as Chairman, CEO and Director of the Corporation, and the Corporation wishes to assure itself of the services of Katz through the Consultant for the period provided in this Agreement, and the Consultant is willing to provide services to the Corporation for the period under the terms and conditions hereinafter provided.

Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	Engagement

The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation for the period commencing on the date hereof and continuing for twenty four (24) months thereafter.  The period during which Consultant shall serve in such capacity shall be deemed the “Engagement Period” and shall hereinafter be referred to as such.  If the annual revenue and other performance targets described on Schedule A annexed hereto are attained by Consultant, the term of the Engagement Period will be extended for up to 2 additional twelve (12) month period by notice given to Consultant no later than the last month of the respective Engagement Periods.

2.	Services

The Consultant shall render to the Corporation the services described on Schedule B annexed hereto with respect to which the Consultant shall apply its reasonable commercial efforts. Katz shall be the principal contact person at the Consultant and shall devote at least fifty percent (50%) of his working time to the performance of Consultant’s obligations hereunder. The Chief Executive Officer or President of the Corporation shall be the Consultant’s principal contact person at the Corporation.

3.	Authority

The activities engaged in by the Consultant on behalf of the Corporation shall be subject to the policies of the Corporation in all respects and the Consultant shall have no authority to act for, represent, bind or obligate the Corporation.  The Consultant shall for all purposes be an independent contractor and not an agent or employee of the Corporation.  Accordingly, except as specifically provided herein, the Consultant shall not be eligible to receive any employee based benefits which employees are otherwise eligible for.

4.	Compensation; Expenses

4.1           For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant’s having entered into this agreement, the Corporation agrees to pay to Consultant a monthly consulting fee and a quarterly performance bonus in accordance with Schedule C annexed hereto.  In the event that the monthly consulting fee for any month is not paid to Consultant by the fifth (5th) day of the month, the Corporation shall be deemed to be in breach of this agreement. If the Consultant provides the Corporation with written notice of such breach and the Corporation fails to cure said breach within ten (10) days of its receipt of such notice, then the Consultant shall be entitled to indemnification from the Corporation for all its costs of collection, including attorneys fees and disbursements, plus an additional amount equal to fifty percent (50%) of the overdue amount as liquidated damages.

4.2           In the event Consultant provides services to the Corporation regarding a merger, acquisition or divestiture, Consultant will receive a fee equal to a percentage of the purchase price, sales price or transaction valuation using the original Lehman Formula as set forth on Schedule C.

4.3           During the Engagement Period, Katz shall also be entitled to receive family health care and individual long term care benefits equivalent to the current coverage held by him through the Corporation.  In the event that in any month any of the premiums for these policies are not paid when due, the Corporation shall immediately notify the Consultant and shall be deemed to be in breach of this agreement and the Consultant shall then be entitled to indemnification from the Corporation for all its costs of collection, including attorneys fees and disbursements, and all health-related costs incurred by Katz and/or his family as a result of any of the above-referenced policies not being in effect, plus an additional amount equal to fifty percent (50%) of the overdue premium as liquidated damages.

4.4           All reasonable documented expenses incurred by the Consultant in performing services hereunder shall be reimbursed to the Consultant by the Corporation in accordance with its customary practices and policies; provided, however, that the Consultant shall obtain the prior written approval of the Corporation for any expenses in excess of $1,000.00.

4.5           All currently issued Incentive and non-qualified stock option agreements to purchase the Corporation’s common stock held by Katz and Katz and his wife as tenants in the entireties shall be deemed to be fully vested as of the date hereof and shall each continue to be exercisable until their respective expiration dates in accordance with their stated terms, notwithstanding anything to the contrary that may be contained in the underlying option agreements, including any provision regarding early termination. See Schedule D.

5.	Privileged and Confidential Information.

All memoranda, proposals, notes, records or other documents made available to the Consultant by the Corporation, which concern the business activities of the Corporation, shall be the Corporation's property and shall be delivered to it on the termination of this Agreement or at any other time upon its request.  The Consultant shall not use for itself or others, or divulge to others, any knowledge, data or other information relating to the Corporation obtained by the Consultant as a result of its consulting services, unless authorized in writing by the Corporation.

6.	Assignment

This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business, provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement.  Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligations of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate.  Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall be between assignee and itself with the same force and effect as if said Agreement had been made with such assignee in the first instance.  This Agreement shall not be assigned by the Consultant without the express written consent of the Corporation. Such consent shall not be unreasonably withheld.

7.	Survival of Certain Agreements

The covenants and agreements set forth in Article 5 and Article 6 shall survive the expiration of the Engagement Period and shall all survive termination of this Agreement for a period of two (2) years and remain in full force and effect during such period regardless of the cause of such termination.

8.	Notices

8.1           All notices to be given hereunder shall be delivered by hand, facsimile or recognized courier service to the party to whom such notice is required or permitted to be given hereunder.  Any notice given hereunder shall be deemed delivered to the address designated for delivery by a party, notwithstanding the refusal of such party or other person to accept such delivery.

8.2           Any notice to the Corporation or to any assignee of the Corporation shall be addressed as follows:

MDwerks, Inc.
1020 NW 6th Street - Suite I
Deerfield Beach, FL 33442
Attention:  Vincent Colangelo

8.3           Any notice to Consultant shall be addressed as follows:

Vandam Consulting Services, Inc.
782 Northeast Harbour Drive
Boca Raton, Florida 33431
Attention Howard B. Katz

8.4           Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

9.	Applicable Law

This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida.

10.	Interpretation

Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

11.	Modification; Entire Agreement

This Agreement may not be modified or amended, except by a writing executed by both parties hereto.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and supersedes in its entirety that certain Employment Agreement, with Howard B. Katz dated January 1, 2006, as Amended on December 31, 2007 and Clarified on December 1, 2008, between the parties hereto which Employment Agreement is hereby terminated effective upon the execution of this Consulting Agreement. In addition, by the execution of this Consulting Agreement,  Katz shall have resigned as Chairman, CEO and Director of the Corporation and of any direct or indirect subsidiary of the Corporation in which he is a director or officer.

IN WITNESS WHEREOF, the parties hereto have executed the above Agreement as of the day and year first above written.

MDWERKS, INC.

By:	/s/ David M. Barnes
Name: David M. Barnes
Title: President

VANDAM CONSULTING SERVICES, INC.

By:	/s/ Howard B. Katz
Name: Howard B. Katz
Title: Vice President

/s/ Howard B. Katz
HOWARD B. KATZ